KINDER MORGAN RECOMMENDS SHAREHOLDERS REJECT “MINI-TENDER” OFFER BY TRC CAPITAL CORPORATION
HOUSTON, Nov. 16, 2015 - Kinder Morgan, Inc. (NYSE: KMI) today announced that it received notice of an unsolicited “mini-tender” offer by TRC Capital Corporation (TRC Capital) to purchase up to 4 million shares of Kinder Morgan’s Class P common stock at a price of $23.30 per share in cash. The offering price is 4.51 percent below the closing price per share of Kinder Morgan’s Class P common stock on Nov. 11, 2015, the last trading day before the offer was commenced. The offer is for approximately 0.18 percent of the outstanding shares of Kinder Morgan Class P common stock.
Kinder Morgan does not endorse TRC Capital’s unsolicited mini-tender offer and recommends that shareholders do not tender their shares. Kinder Morgan is not associated with TRC Capital, its mini-tender offer or the mini-tender offer documentation.
Mini-tender offers are not subject to many of the investor protections afforded to larger tender offers, including the filing of disclosure and other tender offer documents with the Securities and Exchange Commission (SEC) and other procedures mandated by U.S. securities laws.
The SEC has cautioned investors that some bidders making mini-tender offers at below-market prices are "hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price." The SEC's guidance to investors on mini-tender offers is available at http://www.sec.gov/investor/pubs/minitend.htm. TRC Capital has made many similar unsolicited mini-tender offers for shares of other public companies.
Shareholders should obtain current market quotations for their shares, consult with their broker or financial advisor, and exercise caution with respect to TRC Capital’s mini-tender offer. Kinder Morgan recommends that shareholders who have not responded to TRC Capital’s offer take no action. Shareholders who have already tendered their shares may withdraw them at any time prior to 12:01 a.m., New York City time, on Dec. 11, 2015, in accordance with TRC Capital’s offering documents.
Kinder Morgan encourages brokers and dealers, as well as other market participants, to review the SEC's letter regarding broker-dealer mini-tender offer dissemination and disclosure at http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.
Kinder Morgan requests that a copy of this news release be included with all distributions of materials relating to TRC Capital’s mini-tender offer related to Kinder Morgan shares of Class P common stock.
Kinder Morgan, Inc. (NYSE: KMI) is the largest energy infrastructure company in North America. It owns an interest in or operates 84,000 miles of pipelines and approximately 165 terminals. The company’s pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals, and handle bulk materials like coal and petroleum coke. Kinder Morgan is the largest midstream and third largest energy company in North America with an enterprise value of approximately $110 billion. For more information please visit www.kindermorgan.com.
This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan’s reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Media Relations                        Investor Relations
David Conover                        (713) 369-9490
(713) 369-9407                        km_ir@kindermorgan.com
dave_conover@kindermorgan.com                www.kindermorgan.com

###